EXHIBIT 4.0

THE GUITAMMER COMPANY

1999 NON-QUALIFIED STOCK OPTION PLAN

Section l.  Purposes.  The purposes of The Guitammer Company 1999 Non-Qualified Stock Option Plan are to promote the interests of The Guitammer Company and its shareholders by:  (a) attracting and retaining exceptional executive personnel and other key employees of, and advisors and consultants to, and directors of the Company; (b) motivating such employees, advisors, consultants and directors by means of performance-related incentives to achieve longer-range performance goals; and (c) providing all long-term employees of the Company with opportunity to participate in the long-term growth and financial success of the Company.

Section 2.  Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the full Board or a committee of directors designated by the Board.

“Company” shall mean The Guitammer Company, an Ohio S-Corporation, together with any successor thereto.

“Employee” shall mean an employee or a director of, or an advisor or consultant to, the Company.

“Fair Market Value” shall mean the fair market value of the Shares or other property being valued, as determined by the Committee in its sole discretion.

“Option” shall mean a nonqualified stock option.

“Participant” shall mean any Employee selected by the Committee to receive an Option under the Plan.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” shall mean The Guitammer Company 1999 Stock Option Plan.

“Shares” shall mean the common shares of the Company or such other securities of the Company as may be designated by the Committee from time to time.

“Stock Option Agreement” shall mean any written agreement, contract or other instrument or document evidencing any stock option awarded under the Plan.

Section 3.  Administration.

(a)           The Plan shall be administered by the Committee.  Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:  (i) designate Participants; (ii)  determine the number of Shares to be covered by an Option (iii) determine the terms and conditions of any Option; (iv) determine whether, to what extent and under what circumstances Options may be settled or exercised in cash, Shares, other securities, other Options or other property or canceled, forfeited or suspended; (v) determine whether, to what extent and under what circumstances cash, Shares, other securities, other property and other amounts payable with respect to an Option shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vi) interpret and administer the Plan and any instrument or agreement relating to, or Option granted under, the Plan; (vii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.  The Committee may designate persons other than members of the Committee to carry out its responsibilities under such conditions and limitations it may prescribe, subject to applicable law.

(b)           The proper officers of the Company shall carry into effect the determinations and actions of the Committee, but no determination or action of the Committee or of an officer of the Company pursuant hereto shall bind or become binding upon or create any obligation of the Company whatsoever unless and until the Company shall have entered into a written and definitive contract with the proposed Participant in respect of an Option.

(c)           Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Option shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Participant, any holder or beneficiary of any Option, any shareholder and any Employee.

Section 4.  Shares Available Under the Plan.

(a)           Shares Available.  Subject to adjustment as provided in Section 4(b), the number of Shares available for issuance under the Plan shall be nine hundred (900) authorized but unissued Shares.  If, after the effective date of the Plan, any Shares covered by an Option granted under the Plan, or to which such an Option relates, are forfeited, or if an Option otherwise terminates or is canceled without the delivery of Shares, then the Shares which may be issued under this Plan, to the extent of any such settlement, forfeiture, termination or cancellation, shall again be, or shall become, Shares available for issuance under the Plan.  In the event that any Option granted hereunder is exercised through the delivery of Shares, the number of Shares available under the Plan shall be increased by the number of Shares surrendered.

(b)           Adjustments.  In the event that any dividend or other distribution (whether in the form of Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other similar extraordinary corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent extraordinary dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee, upon the advise of its accountants and counsel, shall proportionately adjust any or all (as necessary) of:  (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) which may be issued under this Plan; (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Options; and (iii) the grant or exercise price with respect to any Option; provided that no such adjustment shall be required to be made in connection with the mere issuance by the Company of Shares or other securities of the Company, or warrants, options or other rights to purchase Shares or other securities of the Company, in any case which is not made in conjunction with or as part of such an extraordinary corporate transaction.

(c)           Sources of Shares.  Any Shares issued pursuant to the terms of this Plan may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

Section 5.  Eligibility for Options.  Options may be granted only to those Employees as may from time to time be designated by the Committee.  Neither the provisions of the Plan nor its adoption by the Board shall be deemed to give any Person a contractual or other right to receive an Option under the Plan.

Section 6.  Options.

(a)           Grant.  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Options shall be granted, the number and type of Shares to be covered by each Option, and the conditions and limitations applicable to the exercise of the Option.

(b)           Exercise Price.  The Committee shall establish the exercise price at which Shares may be purchased under each Option at the time such Option is granted.

(c)           Exercise.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Stock Option Agreement or thereafter.  In addition, any Option granted herein may be subject to a vesting schedule, as determined by the Committee and included in the applicable Stock Option Agreement.  The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.  The Committee shall have the right to accelerate the exercisability of any Option or outstanding Option in its sole discretion.  The Committee shall have a reasonable time after receipt of any notice of exercise of an Option in which to make delivery of share certificates for the Shares in respect of which the Option is exercised.

(d)           Payment.  No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company.  Such payment may be made in cash, or its equivalent or, if and to the extent permitted by the Committee, by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest) or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such option price.

Section 7.  Amendment and Termination.

(a)           Amendments to the Plan.  The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply.

(b)           Amendments to Options.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Option therefore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of any Participant or any holder or beneficiary of any Option therefore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(c)           Termination.  If a Participant ceases to be an Employee for any reason, within ninety (90) days next succeeding such termination, but not later than ten (10) years from the date of grant of the Option, the Participant (or the executor or administrator of his estate) may exercise option rights as he then has under this Plan.  Options not exercised within the period set forth in the preceding sentences shall thereupon expire and shall not be exercisable thereafter.

Section 8.  General Provisions.

(a)           Nontransferability.

(i)
Each Option and each right under any Option shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative as determined by the Committee.

(ii)
No Option may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(b)           No Rights to Options.  No Employee, Participant or other Person shall have any claim to be granted any Option, and there is no obligation for uniformity of treatment of Employees, Participants or holders or beneficiaries of Options. The terms and conditions of Options need not be the same with respect to each recipient.

(c)           Certificates.  All certificates for Shares or other securities of the Company delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(d)           Tax Withholding.  A Participant may be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold from any Share otherwise issued under the Plan, from any payment due or transfer made under any Option or otherwise under the Plan, or from any compensation or other amount owing to a Participant, the amount of any applicable withholding taxes in respect of an Option or a Share otherwise issued under the Plan, its exercise or any payment or transfer under an Option or otherwise under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.  The withholding may be in the form of cash, Shares, other securities, other Options or other property as the Committee may allow. The Committee may provide for additional cash payments to Participants to defray or offset any tax arising from the grant, vesting, exercise or payments of any Option or Share otherwise issued under this Plan.

(e)           Stock Option Agreements.  Each Option hereunder shall be evidenced by a Stock Option Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Option and any rules applicable thereto, including but not limited to the effect on such Option of the death, retirement or other termination of employment or service of a Participant and the effect, if any, of a change in control of the Company.  In addition, as a condition to any Option under which Shares are issued or are permitted to be issued, the Committee may require any or all Participants to enter into agreements providing for prohibitions and other restrictions on transfers or encumbrances of Shares, on terms and conditions satisfactory to the Committee.

(f)           No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements.

(g)           No Right to Employment or Continued Service. Eligibility for participation in this Plan or the grant of an Option shall not be construed as giving a Participant the right to be retained in the employ or service of the Company.  Further, the Company may at any time dismiss a Participant from employment or service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Stock Option Agreement.

(h)           No Rights as Shareholder.   Subject to the provisions of the Plan and/or the applicable Option, no Participant or holder or beneficiary of any Option shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until the Participant has become the holder of such Shares.

(i)           Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Stock Option Agreement shall be determined in accordance with the internal substantive laws of the State of Ohio, applicable to contracts made and performed entirely in the State of Ohio.

(j)           Severability.  If any provision of the Plan or any Option is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Option, or would disqualify the Plan or any Option under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, Person or Option and the remainder of the Plan and any such Option shall remain in full force and effect.

(k)           Other Laws.  The Committee may refuse to issue or transfer any Shares or other consideration under the Plan if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the issuance of such Shares shall be promptly refunded to the relevant Participant, holder or beneficiary.  Without limiting the generality of the foregoing, no Option granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the federal securities laws and the securities laws of any other applicable jurisdiction.

(l)           No Trust or Fund Created.  Neither the Plan nor any Option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person.  To the extent that any Person acquires a right to receive payments from the Company pursuant to the Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(m)           Headings.  Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(n)           No Impact on Benefits. Options or Shares otherwise issued under this Plan shall not be treated as compensation for purposes of calculating an Employee’s rights under any employee benefit plan.

(o)           Indemnification.  Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be made a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such person may be entitled under the Company’s Articles of Incorporation or Code of Regulations, by contract, as a matter of law, or otherwise.

Section 9.  Term of the Plan.

(a)           Effective Date.  This Plan was adopted by the Board on September 30, 1999, and shall be effective on such date.

(b)           Expiration Date.  No Option shall be granted under the Plan after the ten year anniversary of the effective date of the Plan.  Unless otherwise expressly provided in the Plan or in an applicable Stock Option Agreement, any Option granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Option or to waive any conditions or rights under any such Option shall, continue after such ten (10) year anniversary date.